Exhibit 99.1

Contact:
Ellen Corliss
Vice President
 Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Relocating R&D Function
 to North Carolina from California

MORRISVILLE, NC, August 28, 2012 — Oxygen Biotherapeutics, Inc. (“OBI”) (NASDAQ: OXBT) announced today that it is searching for laboratory space in the Research Triangle Park region of North Carolina. Beginning in September, the company will be consolidating its operations and relocating its research and development function to North Carolina from Costa Mesa, CA.  In making the announcement, the company reported that it successfully subleased its Costa Mesa facility at terms that made the transition cost effective.

“North Carolina has the business climate, facilities and creative talent we need to help push our programs forward.  Relocating R&D to North Carolina has been under consideration for quite some time however, the recession strongly impacted the real estate market in southern California thereby preventing us from subletting the facility and making the transition sooner.  We are excited about bringing this important function closer to our headquarters,” said Michael Jebsen, President and Chief Financial Officer.

OBI has engaged commercial real estate brokers to identify a new laboratory location.  Three positions in California were eliminated due to the relocation and the company expects to replace these vacancies when the new facility is established.  Current R&D activities allow for this transition period since most development work has been completed for the existing programs and all of the manufacturing of the company’s perfluorocarbon-based products – primarily Oxycyte® and Dermacyte® – is done by contract manufacturers.

“The foundation of this company was built primarily on research that came out of our Costa Mesa lab, and we wish to thank all our California-based employees for their efforts over the years,” added Jebsen. “They have given us novel perfluorocarbon-based products and it is now our challenge to move them through the clinical stages to commercialization.”

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. These statements include the research and development relocation, expansion of the development of Oxycyte, the timing of the introduction of the relocation and new products, and the progress of our research programs, including preclinical and clinical testing. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current reports on Form 10-Q and Form-10K. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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